For the fiscal year ended December 31, 2003
File number 811-3336
Strategic Partners Equity Fund, Inc.
(formerly Prudential Equity Fund, Inc.)



SUB-ITEM 77C
Submission of Matters to a Vote of Security Holders

A Special Meeting of Shareholders of Strategic Partners Equity Fund, Inc. was held on July 17, 2003. At such meeting, the shareholders of the Fund approved the following proposal.



01.	Votes on Directors	                	Votes For		Withheld

         David E.A. Carson			86,152,368		1,432,865
         Robert E. La Blanc			86,124,474		1,460,759
         Douglas H. McCorkindale		86,183,249		1,401,984
         Stephen P. Munn*			86,210,476		1,374,757
         Richard A. Redeker			86,193,730		1,391,503
         Robin B. Smith			86,148,049		1,437,184
         Stephen Stoneburn 			86,199,753		1,385,480
         Clay T. Whitehead			86,190,017		1,395,216
         Robert F. Gunia			86,185,760		1,399,473
         Judy A. Rice				86,196,795		1,388,438


_________________________________________
* Mr. Munn resigned effective November 30, 2003.





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